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                       SECURITIES & EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                  FORM 12B-25
                          NOTIFICATION OF LATE FILING

                                                     Commission File No. 0-28830

(Check One)

[_] Form 10K and Form 10-KSB                [X] Form 10-Q and Form 10-QSB
[_] Form 11-K                               [_] Form N-SAR
[_] Form 20-F

For period ended: September 30, 1999

[_] Transition Report on Form 10-K          [_] Transition Report on Form 10-Q
    and Form 10-KSB                             and Form 10-QSB
[_] Transition Report on Form 20-F          [_] Transition Report on Form N-SAR
[_] Transition Report on Form 11-K

For the transition period ended: N/A
                                  ---

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A
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                        Part I - Registrant Information

                           Navigant Consulting, Inc.
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                           (Full Name of Registrant)

                            The Metzler Group, Inc.
                          ---------------------------
                          (Former name if applicable)

                              615 N. Wabash Ave.
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                   (Address of Principal Executive Office)

                           Chicago, Illinois  60611
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                          (City, State and Zip Code)


                       Part II - Rules 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

     [_] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report, or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             Part III - Narrative

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)
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Despite all reasonable efforts, the Registrant was not able to obtain the input from all parties necessary to prepare the Form 10-Q until shortly after the filing deadline of 5:30 p.m. Eastern time had passed. The Form 10-Q is being filed immediately after this Form 12b-25.


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                          PART IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

     Charles A. Demirjian   312/573/5621
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     (Name)         (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                      Yes [XX] No [ ]

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

                                                      Yes [ ] No [XX]

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           Navigant Consulting, Inc.
                           -------------------------
               (Name of Registrant as specified in its charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: Nov. 16, 1999               By: /s/ Charles A. Demirjian
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                                      Charles A. Demirjian,
                                      Vice President and General Counsel